U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25
                                                          SEC File Number 0-2052
                                                          CUSIP Number 380262105
                           NOTIFICATION OF LATE FILING

(Check One): [X] Form 10-K and  [ ] Form 20-F  [ ] Form 11-K  [ ] Form 10-Q
                 Form 10-KSB

             [ ] Form 10-Q and          [ ] Form N-SAR
                 Form 10-QSB

                 For Period Ended: September 28, 1996
                                   ------------------------------------
                 [ ] Transition Report on Form 10-K
                 [ ] Transition Report on Form 20-F
                 [ ] Transition Report on Form 11-K
                 [ ] Transition Report on Form 10-Q
                 [ ] Transition  Report  on Form  N-SAR
                 For the Transition Period Ended: _____________________




If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------



PART I - REGISTRANT INFORMATION

Full Name of Registrant/Former Name if Applicable
Goddard Industries, Inc.

--------------------------------------------------------------------------------

705 Plantation Street

--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

Worcester, Massachusetts  01605

--------------------------------------------------------------------------------
City, State and Zip Code



PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

              (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

        [X]   (b) The subject  annual  report,  semi-annual  report,  transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

              (c) The  accountant's  statement or other exhibit required by Rule
                  12b-25(c)  has  been  attached  if  applicable.


PART  III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.
(Attach Extra Sheets if Needed)

       Please see Exhibit A attached hereto.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

        David H. Murphree, Esquire          (617)            856-8200
        --------------------------          ------------------------------------
        (Name)                              (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such report) been filed? If answer is no, identify report(s). Yes [X] No [ ]


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? Yes [X] No [ ]

        If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

        Please see Exhibit A hereto

Goddard Industries, Inc. has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date December 26, 1996                   By:/s/Saul I. Reck
                                            -------------------
                                            Name: Saul I. Reck
                                            Title: President